AGREEMENT AND PLAN OF REORGANIZATION,
As Amended

By and among

MEDIA AND ENTERTAINMENT.COM, INC.,
as the Parent,

WINSONIC ACQUISITION SUB, INC.
as the Merging Corporation,

WINSONIC HOLDINGS, LTD.
as the Surviving Corporation

and

WINSTON D. JOHNSON,
the sole shareholder of Winsonic Holdings, Ltd.

As of
July 16, 2004

List of Schedules and Exhibits

Schedules

Schedule 1.08 - Winsonic Common Stock Instruments

Winsonic Disclosure Schedule

Exhibits

Exhibit A - Section 1300-1313 of the California Corporations Code

Exhibit B - Form of Certificate of Winsonic as to Accuracy of Representations and Warranties

Exhibit C - Form of Certificate of Auditors

Exhibit D - Form of General Release

Exhibit E - Form of Restrictive Covenants Agreement - Waived

Exhibit F - Form of Employment Agreement - Waived

Exhibit G - Form of Assumption of Liabilities and Escrow Agreement (See Exhibit 99.3)

Exhibit H - Form of Opinion of Counsel- Waived

Exhibit I - Certain Definitions - Waived

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated effective as of the close of business on the 16th day of July, 2004, is made and entered into by and among MEDIA AND ENTERTAINMENT.COM, INC., a Nevada corporation (the “Parent”), WINSONIC ACQUISITION SUB, INC., a Nevada corporation (the “Merging Corporation” or “Merger Sub”), WINSONIC HOLDINGS, LTD., a California corporation (“Winsonic” or the “Surviving Corporation”) and WINSTON D. JOHNSON, an individual residing at 200 Galleria Parkway, Suite 1200, Atlanta, GA 30339 and the sole shareholder of Winsonic (“Mr. Johnson” or the “Shareholder”).

Introduction:

WHEREAS, the parties to this Agreement have determined it to be in the best long-term interests of the parties and their respective shareholders to effect a business combination pursuant to which Merger Sub will merge with and into Winsonic, with Winsonic being the surviving corporation, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Winsonic have approved this Agreement and the Merger pursuant to the terms and conditions herein set forth;

WHEREAS, Mr. Johnson, is his capacity as sole shareholder of Winsonic, has approved the Merger and the execution of the Certificate of Merger (as hereinafter defined);

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and provisions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
Plan of Reorganization

§ 1.01  Plan Adopted

A Plan of Reorganization (the “Plan”) of Winsonic and Merger Sub, pursuant to the provisions of §368(a)(2)(E) of the Internal Revenue Code of 1986 is adopted as follows: At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the “CCC”) and the Nevada General Corporation Law (the “NGCL”), Merger Sub shall be merged with and into Winsonic. Following the Merger, Winsonic shall continue as the surviving corporation under the name Winsonic Digital Cable Systems Network Ltd. (“WDCSN”) (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. Following, the Merger, Parent shall do business under the assumed name Winsonic Digital Cable Media Group, Ltd. until such time as its shareholders approve an amendment to the Article of Incorporation to effect such name change.

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§ 1.02  Effective Time.

As soon as practicable after the Closing, the parties hereto will file with each of the Secretary of State of the State of California and the Secretary of State of the State of Nevada, a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the corporation law of each such state (the “Certificate of Merger”). The effective time of the last filing to occur of the Certificate of Merger is the “Effective Time.”

§ 1.03  Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, 25th Floor, New York, New York, on August 13, 2004 at 10:00 a.m. local time, if all the conditions set forth in Articles V and VI hereof are satisfied or waived, or at such other time and place as the Parent and Winsonic shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

§ 1.04  Effects of the Merger

The Merger shall have the effects set forth in the CCC and NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Winsonic and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Winsonic and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

§ 1.05  Certificate of Incorporation and Bylaws

The Certificate of Incorporation of Winsonic in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable Law. The bylaws of Winsonic in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

§ 1.06  Directors

The directors of Winsonic at the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

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§ 1.07  Officers

The officers of Winsonic at the Effective Time shall be the officers of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

§ 1.08  Conversion and Exchange of Capital Stock

(a)  At the Effective Time, each outstanding share of the common stock, $.001 value per share, of Merger Sub (“Merger Sub Common Stock”) shall, by virtue of the Merger and without any action on the part of the Parent, Merger Sub or Winsonic, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)     At the Effective Time, all of the authorized capital stock of Winsonic, consisting of 10,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock together with all of the authorized capital stock of Winsonic Digital Cable Systems Network Ltd. consisting of 10,000,000 shares of Common Stock at 10,000,000 shares of Preferred Stock (collectively “Winsonic Common Stock”) shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, Winsonic, WDCSN or any holder thereof, be converted into and be exchangeable for the right to receive ten million (10,000,000), fully paid and non-assessable shares of common stock, $.001 par value per share, of the Parent (“Parent Common Stock”) less the 2,000,000 shares previously issued to Shareholder under a consulting agreement dated as of July 18, 2003, or a net amount of eight million (8,000,000) shares of Parent Common Stock.

(c)  At the Effective Time, all options, warrants, convertible notes and other rights, entitling the holder thereof to purchase or otherwise acquire any shares of Winsonic Common Stock as disclosed under Schedule 1.08 (collectively, “Instruments”) exclusive of the persons who executed Exchange Agreements with the Parent, Winsonic and Johnson shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, Winsonic or any holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d)  At the Effective Time, each share of the Winsonic Common Stock held by Winsonic immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or Winsonic, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

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§ 1.09  Exchange Procedures

(a)  The Surviving Corporation will act as exchange agent in connection with the Merger.

(b)  At the Closing, Shareholder shall surrender his certificate(s) representing Winsonic Common Stock in exchange for, and Surviving Corporation, as transfer agent, shall deliver to Shareholder in exchange therefor a certificate representing the number of shares of Parent Common Stock that Shareholder has the right to receive pursuant to Section 1.08 herein.

§ 1.10  No Further Ownership Rights in Winsonic Common Stock

All shares of Parent Common Stock issued upon the surrender for exchange of shares of Winsonic Common Stock in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to Winsonic Common Stock.

§ 1.11  Stock Transfer Books

The stock transfer books of Winsonic shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Winsonic Common Stock thereafter on the books of Winsonic. On or after the Effective Time, but subject to applicable abandoned property, escheat and similar laws, any certificates representing Winsonic Common Stock presented to the Surviving Corporation or the Parent for any reason shall be converted into Parent Common Stock with respect to Winsonic Common Stock formerly represented thereby at the Exchange Ratio.

§ 1.12  Appraisal Rights

This executed Agreement shall constitute Shareholder’s acknowledgment to decline any appraisal rights under Section 1300-1313 of the CCC. By executing this Agreement, Shareholder acknowledges receipt of written notice of appraisal rights and a copy of Section 1300-1313 of the CCC within at least ten (10) days after the date Winsonic approved the Merger. Section 1300-1313 of the CCC is annexed hereto as Exhibit A.

Article II.
Representations and Warranties of Winsonic and Shareholder

In order to induce the Parent and Merger Sub to enter into this Agreement and to consummate the Merger, Winsonic and Shareholder jointly and severally represent and warrant to the Parent and Merger Sub as follows, subject in each case to such exceptions as are set forth in the attached “The Winsonic Disclosure Schedule” in the section thereof numbered and captioned to correspond to the specific representation or warranty to which such exception relates.

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§ 2.01  Organization and Qualification

Winsonic and each of its Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of its state of incorporation, formation or organization, as the case may be. Winsonic and each of its Subsidiaries has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The minute books of Winsonic and each of its Subsidiaries have been made available to the Purchaser for inspection and accurately record therein all corporate actions taken by the Board of Directors and stockholders of Winsonic and each of its Subsidiaries which is a corporation. Section 2.01 of the Winsonic Disclosure Schedule sets forth, as to Winsonic and each of its Subsidiaries, their respective places of organization, principal places of business, jurisdictions in which they are qualified to do business, and the businesses which they presently conduct and which they contemplate conducting.

§ 2.02  Corporate Power; Binding Effect

Winsonic has all requisite power and full legal right to execute and deliver this Agreement, and to perform all of its obligations hereunder in accordance with the terms hereof. This Agreement and the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action on the part of Winsonic, and this Agreement has been duly executed and delivered by Winsonic and constitutes a legal, valid, and binding obligation of Winsonic, enforceable against it in accordance with its terms. The execution, delivery, and performance by Winsonic of this Agreement in accordance with its terms, and the consummation by Winsonic of the transactions contemplated hereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the charter documents or bylaws of Winsonic or any of its Subsidiaries which is a corporation, or the certificate of formation or organization and operating agreement of any of its Subsidiaries which is a limited liability company, (y) any judgment, decree, order, statute, rule, or regulation binding on or applicable to Winsonic or any of its Subsidiaries, or (z) any agreement or instrument to which Winsonic or any of its Subsidiaries is a party or by which it or any of its Subsidiaries’ assets is or are bound. The Merger has been approved by all corporate action required by the laws of Winsonic’s state of incorporation and by Winsonic’s charter documents and bylaws.

§ 2.03  Foreign Qualification

Winsonic and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, other than any jurisdictions in which the failure so to qualify or be in good standing would not, either in any case or in the aggregate, have a Material Adverse Effect.

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§ 2.04  Subsidiaries

Each of Winsonic’s Subsidiaries is listed in Section 2.04 of The Winsonic Disclosure Schedule. Except as otherwise noted on The Winsonic Disclosure Schedule, Winsonic owns all of the outstanding capital stock, membership interests or other equity interests of each Subsidiary free and clear of all liens, claims and encumbrances, and all right, title or interest of others.

§ 2.05  Capitalization

(a)  The authorized and the outstanding capital stock and securities of Winsonic are as set forth in Section 2.05(a) of the Winsonic Disclosure Schedule, and all such outstanding shares of capital stock and securities will be owned (of record and beneficially) by the persons and in the amounts there indicated. All such outstanding shares of capital stock and securities will be duly authorized, validly issued, fully paid, and nonassessable, and free and clear of Liens.

(b)  Other than in connection with the Merger, and except as set forth in Section 2.05(b) of the Winsonic Disclosure Schedule, neither Winsonic, nor any of its Subsidiaries, is bound by, or has any obligation to grant or enter into, any (i) outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of its capital stock, any membership interests or any other equity security, or any securities described in the following clause, or (ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise acquire any shares of its capital stock, any membership interests or any other equity security.

(c)  Other than in connection with the Merger, and except as set forth in Section 2.05(c) of the Winsonic Disclosure Schedule, neither Winsonic, nor any of its Subsidiaries (i) has any outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of capital stock, membership interests or other equity securities of Winsonic, (ii) is a party to or bound by, or has knowledge of, any agreement or instrument relating to the voting of any of its securities, or (iii) is a party to or bound by any agreement or instrument under which any person has the right to require it to effect, or to include any securities held by such person in, any registration under the Securities Act.

§ 2.06  Financial Condition

(a)  Financial Statements. Winsonic has delivered to the Parent and Merger Sub unaudited unconsolidated financial statements of Winsonic Holdings, Ltd. and Winsonic Digital Cable Systems Network Ltd., including balance sheets and the related statements of operations and accumulated deficit and statements of cash flows for the two-year period ended December 31, 2003 and for the five (5) month period ended May 31, 2004 certified by Johnson, in his capacity as an executive officer of Winsonic, (the “ Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Winsonic as at the respective dates of and for the periods referred to therein, all in accordance with GAAP. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements. Since December 31, 2003, there has been no change in Winsonic’s method of accounting for tax purposes or any other purpose. The Financial Statements as of May 31, 2004 disclose all liabilities of Winsonic and its Subsidiaries required to be disclosed therein under GAAP and contain adequate reserves for taxes and all other material accrued liabilities. The Financial Statements have been prepared from and are in accordance with the accounting books and records of Winsonic. Winsonic has delivered to the Parent and Merger Sub copies of all letters from Winsonic’s auditors to Winsonic’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

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(b)  Accounts Receivable. Accounts receivable and trade receivables (collectively defined as the “Accounts Receivable”) of Winsonic and its Subsidiaries reflected in the Financial Statements are valid, bona fide subsisting claims for the aggregate amounts thereof reflected in the Financial Statements net of the reserves or allowances for doubtful receivables reflected in such Financial Statement or thereafter in Winsonic’s books and records uniformly maintained in accordance with the Financial Statements, accounted for in accordance with GAAP.

(c)  Accounts Payable. Section 2.06(c) of the Winsonic Disclosure Schedule sets forth a true, correct and complete list of all accounts payable of Winsonic and its Subsidiaries at the date hereof, including amounts payable to trade creditors (the “Trade Creditors”) and other short-term liabilities commonly identified as accounts payable, which are, to the best knowledge of Winsonic or Shareholder, bona fide, valid and binding obligations of Winsonic or any of its Subsidiaries incurred in the ordinary course of business on an arms-length basis.

§ 2.07  Absence of Certain Changes

Since May 31, 2004, there has not been:

(a)  any (i) acquisition (by purchase, lease as lessee, license as licensee, or otherwise) or disposition (by sale, lease as lessor, license as licensor, or otherwise) by Winsonic, or any of its Subsidiaries, of any material properties or assets, or (ii) other transaction by, or any agreement or commitment on the part of, Winsonic, or any of its Subsidiaries, other than in the ordinary course of business that has not caused and will not cause, either in any case or in the aggregate, a Material Adverse Effect;

(b)  any material change in the condition (financial or otherwise), properties, assets, liabilities, investments, revenues, expenses, income, operations, business, or prospects of Winsonic, or any of its Subsidiaries, or in any of their respective relationships with any suppliers, customers, or other third parties with whom any of them has financial, commercial, or other business relationships, other than changes in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(c)  any transaction or change in compensation by Winsonic, or any of its Subsidiaries, with any of their respective stockholders, members, directors, officers, or key employees, other than the payment of compensation and reimbursement of reasonable employee travel and other business expenses in accordance with existing employment arrangements and usual past practices;

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(d)  any damage, destruction, or loss, whether or not covered by insurance, that, either in any case or in the aggregate, has caused, or could reasonably be expected to cause, a Material Adverse Effect;

(e)  any declaration, setting aside, or payment of any dividend or any other distribution (in cash, stock, and/or property or otherwise) in respect of any shares of the capital stock, membership interests, or other securities of Winsonic or any of its Subsidiaries;

(f)  any issuance of any shares of the capital stock, membership interests or other securities of Winsonic or any of its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition by Winsonic or any of its Subsidiaries of any shares of their respective capital stock, membership interests or other securities;

(g)  any change in the officers, directors, key employees, or material independent contractors of Winsonic or any of its Subsidiaries;

(h)  any labor trouble or claim of unfair labor practices involving Winsonic or any of its Subsidiaries, any increase in the compensation or other benefits payable or to become payable by Winsonic or any of its Subsidiaries to any of their respective Affiliates, or to any of its officers, employees, or independent contractors, or any bonus payments or arrangements made to or with any of such officers, employees, or independent contractors;

(i)  any forgiveness or cancellation of any debt or claim by Winsonic or any of its Subsidiaries or any waiver by Winsonic or any of its Subsidiaries of any right of material value, other than compromises of accounts receivable in the ordinary course of business;

(j)  any incurrence or any payment, discharge, or satisfaction by Winsonic or any of its Subsidiaries of any material Indebtedness or any material obligations or material liabilities, whether absolute, accrued, contingent, or otherwise (including without limitation liabilities, as guarantor or otherwise, with respect to obligations of others), other than in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

(k)  any incurrence, discharge, or satisfaction of any Lien (i) by Winsonic or any of its Subsidiaries, or (ii) on any of the capital stock, membership interests, other securities, properties, or assets owned or leased by Winsonic or any of its Subsidiaries;

(l)  any change in the financial or tax accounting principles, practices, or methods of Winsonic or any of its Subsidiaries; or

(m)  any agreement, understanding, or commitment by or on behalf of Winsonic or any of its Subsidiaries, whether in writing or otherwise, to do or permit any of the things referred to in this Section 2.08.

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§ 2.08  Properties, Leases, Etc.

(a)  Title to Properties; Condition of Personal Properties. Winsonic and each of its Subsidiaries has (i) good and marketable title to all of the assets and properties owned by it, including without limitation all assets and properties reflected in the Financial Statements free and clear of all Liens, (ii) valid title to the lessee interest in all assets and properties leased by them as lessee, free and clear of all Liens, and (iii) full right to hold and use all of its assets and properties used in or necessary to its businesses and operations, in each case all free and clear of all Liens, and in each case subject to applicable laws and the terms of any lease under which Winsonic and each of its Subsidiaries leases such assets or properties as lessee. All such assets and properties are in good condition and repair, reasonable wear and tear excepted, and collectively are adequate and sufficient to carry on the businesses of Winsonic and each of its Subsidiaries as presently conducted and as proposed to be conducted.

(b)  No Owned Real Properties. Neither Winsonic, nor any of its Subsidiaries, owns any real property or any interest (other than a leasehold interest) in any real property.

(c)  Leased Properties. Section 2.08(c) of the Winsonic Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which Winsonic or any of its Subsidiaries is lessor or lessee. Complete and correct copies of all such leases and all amendments, supplements, and modifications thereto, other than any personal property lease with an annual rent of less than $10,000 and total remaining rental payments of less than $20,000, have been delivered to the Parent and Merger Sub. Each such lease is valid and subsisting and, to Winsonic’s or Shareholder’s knowledge, no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by Winsonic or any of its Subsidiaries, as the case may be, or, to Winsonic’s or Shareholder’s knowledge, any other party thereto. Winsonic’s and each of its Subsidiaries’ leasehold interests are subject to no Lien, and Winsonic and each of its Subsidiaries is in quiet possession of the properties covered by their respective leases. Winsonic has established adequate reserves which are reflected in the Financial Statements, for the anticipated costs of any property renovation and repairs to Winsonic’s, or its Subsidiaries’, leased premises required to be performed or paid for by it upon termination of any of its leases of real property.

§ 2.09  Indebtedness

Except as described in Section 2.09 of the Winsonic Disclosure Schedule or disclosed in the Financial Statements, or as provided for in Exhibit G, the “Assumption of Liabilities and Escrow Agreement,” immediately after the Closing, neither Winsonic nor any of its Subsidiaries will have any Indebtedness outstanding. Neither Winsonic nor any of its Subsidiaries is in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Winsonic or the operation of its business or the business of its Subsidiaries. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of Winsonic and its Subsidiaries have been furnished to the Parent and Merger Sub.

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§ 2.10  Absence of Undisclosed Liabilities

Except to the extent reflected or reserved in the Financial Statements, or incurred in the ordinary course of business since May 31, 2004, neither Winsonic nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due.

§ 2.11  Tax Matters

(a)  Filing of Tax Returns and Payment of Taxes. Except as described in Section 2.11 of the Winsonic Disclosure Schedule, Winsonic and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by Winsonic and each of its Subsidiaries have been paid, and Winsonic will not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of Winsonic as of the Closing Date. No claim has ever been made by a taxing authority in a jurisdiction where Winsonic or any of its Subsidiaries does not pay Tax or file Tax Returns that Winsonic or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of Winsonic or any of its Subsidiaries.

(b)  Audit History, Extensions, Etc. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of Winsonic’s knowledge, threatened, against or with respect to Winsonic or any of its Subsidiaries. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against Winsonic or any of its Subsidiaries. Neither Winsonic, nor any of its Subsidiaries, has consented to extend the time in which any Tax may be assessed or collected by any taxing authority. Neither Winsonic, nor any of its Subsidiaries, has requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

(c)  Membership in Affiliated Groups, Etc. Neither Winsonic, nor any of its Subsidiaries, has ever been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return other than a consolidated tax return with respect to Winsonic and its Subsidiaries only. Neither Winsonic, nor any of its Subsidiaries, is a party to or bound by any tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(d)  Withholding Taxes. Winsonic and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.

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§ 2.12  Litigation and Claims

No litigation, arbitration, action, suit, claim, demand, proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to Winsonic’s or Shareholder’s knowledge, threatened, against Winsonic or any of its Subsidiaries, nor is there any basis therefor known to Winsonic or Shareholder.

§ 2.13  Safety, Zoning, and Environmental Matters

(a)  Neither Winsonic, nor any of its Subsidiaries, is or has been in violation of any applicable statute, law, or regulation relating to occupational health or safety, other than those the violation of which would not, either in any case or in the aggregate, have a Material Adverse Effect, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against or received by Winsonic or any of its Subsidiaries alleging any failure by Winsonic or any of its Subsidiaries to comply with any such statute, law, or regulation, nor is there any basis therefor known to Winsonic or Shareholder.

(b)  To the best of Winsonic’s or Shareholder’s knowledge, none of the real properties presently owned, leased, or operated by Winsonic or any of its Subsidiaries, nor any leasehold improvements thereto, nor any business conducted by Winsonic or any of its Subsidiaries thereon, is in violation of any applicable land use or zoning requirements, including without limitation any building line or use or occupancy restriction, any public utility or other easement, any limitation, condition, or covenant of record, or any zoning or building law, code, or ordinance.

(c)  Neither Winsonic, nor any of its Subsidiaries, is presently, or has been, in violation of any judgment, decree, order, statute, law, permit, license, rule, or regulation pertaining to environmental matters, including without limitation those arising under any Environmental Laws, other than those the violation of which would not, either in any case or in the aggregate, have a Material Adverse Effect, nor has Winsonic or any of its Subsidiaries received any written notice alleging any such violation.

(d)  Neither Winsonic, nor any of its Subsidiaries, has received any notice or request for information from any third party, including without limitation any federal, state, or local governmental authority, (i) that Winsonic or any of its Subsidiaries has been identified by the EPA or any state environmental regulatory authority as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, or under any equivalent state law; (ii) that any Hazardous Substances that Winsonic or any of its Subsidiaries has generated, transported, or disposed of have been found at any site at which a federal, state, or local agency or other third party has conducted or has ordered it to conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that Winsonic or any of its Subsidiaries is or will or may be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party’s incurrence of Damages in connection with the release (within the meaning of CERCLA) of any Hazardous Substances or any other environmental matters. No circumstances exist that could reasonably be expected to give rise to any such notice or request for information or to any Damages.

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§ 2.14  Material Contracts

Except for the contracts, agreements and other arrangements set forth in Section 2.14 of the Winsonic Disclosure Schedule and contracts, agreements, or other arrangements that have been fully performed and with respect to which neither Winsonic, nor any of its Subsidiaries, has any further obligations or liabilities, neither Winsonic, nor any of its Subsidiaries, is a party to or otherwise bound by (i) any agreement, instrument, or commitment that may affect Winsonic’s ability to consummate the transactions contemplated hereby, or (ii) any other material agreement, instrument, or commitment, including without limitation any:

(a)  agreement for the purchase, sale, lease, or license by or from it of services, products, or assets, requiring total payments by or to it in excess of $10,000 in any instance, or entered into other than in the ordinary course of business;

(b)  agreement requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer’s or customers’ requirements for a certain service or product;

(c)  agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person, other than agreements with respect to the purchase, sale, lease or license from it of services, products or assets in the ordinary course of business;

(d)  (i) employment agreement providing for annual payments equal to or in excess of $100,000 per annum and/or with a term greater than one (1) year, (ii) consulting agreement providing for annual payments equal to or in excess of $100,000 per annum and/or with a term greater than one (1) year, or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of it;

(e)  agreement with any current or former Affiliate, stockholder, member, officer, director, employee, or consultant or with any person in which any such Affiliate has an interest;

(f)  joint venture, partnership or teaming agreement;

(g)  agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between it and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof;

(h)  agreement imposing non-competition or exclusive dealing obligations on it;

(i)  agreement with respect to the confidentiality of Winsonic’s or any of its Subsidiaries’ Proprietary Information (as described in Section 2.17 hereof), and the assignment to Winsonic or any of its Subsidiaries of any and all rights employees of Winsonic or any of its Subsidiaries, respectively, might have to acquire with respect to technology, inventions, developments, etc., developed in connection with this employment with Winsonic, or any of its Subsidiaries, respectively; and

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(j)  agreement the performance of which is reasonably likely to result in a loss to Winsonic or any of its Subsidiaries.

Section 2.14 of the Winsonic Disclosure Schedule indicates which contracts, agreements and other arrangements set forth therein will constitute the “Winsonic Customer Contracts” for the purposes of Sections 1.08 and 4.02. Winsonic has delivered or caused to be delivered to the Parent and Merger Sub correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each agreement, instrument, and commitment listed in the Winsonic Disclosure Schedule, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of Winsonic, or Winsonic’s Subsidiary which is a party thereto, and, to Winsonic’s or Shareholder’s knowledge, of the other party or parties thereto, and is in full force and effect. Neither Winsonic, nor any of its Subsidiaries, is nor, to Winsonic’s or Shareholder’s knowledge, is any other party thereto, (nor is Winsonic considered by any other party thereto to be) in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there any basis for any of the foregoing), except for any breaches or noncompliances that singly or in the aggregate would not have a Material Adverse Effect. Other than in the ordinary course of business, no claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between Winsonic or any of its Subsidiaries and any supplier, customer or any other person, relating to any agreement, instrument, or commitment listed in the Winsonic Disclosure Schedule is pending or, to Winsonic’s or Shareholder’s knowledge, threatened, nor is there any basis for any of the foregoing. No agreement, instrument, or commitment listed in the Winsonic Disclosure Schedule, (i) includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of Winsonic or any of its Subsidiaries or to give additional rights to any other party thereto, (ii) will terminate, lapse, or (iii) in any other way be affected, by reason of the Merger, the effect of which would have a Material Adverse Effect on Winsonic or any of its Subsidiaries, either individually or in the aggregate.

§ 2.15  Employees; Labor Relations; Benefit Plans

(a)  Employees. Section 2.15(a) of the Winsonic Disclosure Schedule set forth the name, employment relationship, present compensation arrangement and other material terms or employment or engagement of each director, officer, employee and consultant of either Winsonic or any of its Subsidiaries.

(b)  Labor Relations. Winsonic and each of its Subsidiaries is in compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, other than those the violation of which would not, either in any case or in the aggregate, have a Material Adverse Effect, and neither Winsonic, nor any of its Subsidiaries, is engaged in any unfair labor practice. There is no charge pending or, to the best of Winsonic’s knowledge, threatened, against or with respect to Winsonic or any of its Subsidiaries before any court or agency and alleging unlawful discrimination in employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against Winsonic or any of its Subsidiaries pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down, or work stoppage pending or, to Winsonic’s knowledge, threatened against or involving Winsonic or any of its Subsidiaries. None of the employees of Winsonic or any of its Subsidiaries is covered by any collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and, to Winsonic’s knowledge, no one is now petitioning, for union representation of any employees of Winsonic. Neither Winsonic, nor any of its Subsidiaries, has experienced any work stoppage or other material labor difficulty.

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(c)  Benefit Plans.

(i)	Identification of Plans. Except for the arrangements set forth in Section 2.15(c) of the Winsonic Disclosure Schedule, neither Winsonic, nor any of its Subsidiaries, maintains or contributes to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, member, officer, consultant, or employee of any of them, whether active or terminated; nor have any of them ever maintained or contributed to any such plan, policy, or arrangement that was subject to ERISA. Each of the arrangements set forth in Section 2.15(c) of the Winsonic Disclosure Schedule is herein referred to as an “Employee Benefit Plan.”

(ii)	Compliance with Terms and Law. Each Employee Benefit Plan is and has been maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental, or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

(iii)	Absence of Certain Events and Arrangements.

(A)	There is no pending or, to Winsonic’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof and there is no basis for any such legal action or proceeding.

(B)	No Employee Benefit Plan, nor any party in interest in respect thereof has engaged in a prohibited transaction that could subject Winsonic or any of its Subsidiaries, directly or indirectly, to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

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(C)	No communication, report, or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

(D)	No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

(E)	Neither Winsonic, nor any of its Subsidiaries, has undertaken to maintain any Employee Benefit Plan for any specific period of time and each such plan is terminable at the sole discretion of Winsonic or its Subsidiary, as the case may be, subject only to such constraints as may be imposed by applicable law.

(F)	No Employee Benefit Plan is maintained pursuant to a collective bargaining agreement or is or has been subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(iv)	Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that, under the terms of each such plan, it is required to have paid as contributions to that plan as of the end of such plan’s most recently ended year, and through the Closing hereof.

§ 2.16  Potential Conflicts of Interest

Neither Winsonic, nor any of its Subsidiaries, nor any of their respective officers, members, directors, shareholders, or employees, (i) owns, directly or indirectly, any interest (excepting passive holdings for investment purposes of not more than 2% of the securities of any publicly held and traded company) in, or is an officer, director, member, employee, or consultant of, any person that is a competitor, lessor, lessee, customer, or supplier of Winsonic or any of its Subsidiaries; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of Winsonic or any of its Subsidiaries; (iii) to Winsonic’s or Shareholder’s knowledge, has any cause of action or other claim whatsoever against Winsonic or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements; or (iv) owes any amount to Winsonic or any of its Subsidiaries other than loans between Winsonic and any of its Subsidiaries.

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§ 2.17  Patents, Trademarks, Business Name

(a)  Section 2.17 of the Winsonic Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and licenses used in or necessary to Winsonic’s or any of its Subsidiaries’ business (other than for software programs that have not been customized for its use), as now being conducted or as proposed to be conducted (collectively, and together with any technology, know-how, trade secrets, processes, formulas, and techniques used in or necessary to Winsonic’s or any of its Subsidiaries’ business, “Proprietary Information”). Winsonic and/or its Subsidiaries own, or are licensed or otherwise have the full and unrestricted exclusive right to use, without the payment of royalties or other further consideration, all Proprietary Information, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments, or evidences of interests are necessary to or used in the conduct of their respective businesses.

(b)  Each instance where Winsonic’s or any of its Subsidiaries’ rights to Proprietary Information arise under a license or similar agreements (other than for software programs that have not been customized for its use) is indicated in Section 2.17 of the Winsonic Disclosure Schedule and such rights are licensed exclusively to such entity except as indicated in Section 2.17 of the Winsonic Disclosure Schedule. No other person has an interest in, other than the licensor with respect to licensed Proprietary Information, or right or license to use, other than the licensor after the expiration of the license with respect to licensed Proprietary Information, any of the Proprietary Information. To the best of Winsonic’s or Shareholder’s knowledge, none of the Proprietary Information is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to the Proprietary Information is pending (other than litigation against the licensor of any Proprietary Information licensed to Winsonic with respect to which Winsonic and Shareholder have no knowledge) or, to Winsonic’s or Shareholder’s knowledge, threatened, nor, to the best of Winsonic’s or Shareholder’s knowledge, is there any basis for any such litigation or proceeding. Winsonic and each of its Subsidiaries maintains adequate and sufficient security measures for the preservation of the secrecy and proprietary nature of the Proprietary Information consistent with the practice in its industry.

(c)  To the best of Winsonic’s or Shareholder’s knowledge: (i) neither Winsonic, nor any of its Subsidiaries, nor any of their respective employees has infringed or made unlawful use of, or is, to Winsonic’s or Shareholder’s knowledge, infringing or making unlawful use of, any proprietary or confidential information of any Person, including without limitation any former employer of any past or present employee or consultant of Winsonic or any of its Subsidiaries; and (ii) the activities of Winsonic’s and each of its Subsidiaries respective employees in connection with their employment do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging Winsonic or any of its Subsidiaries with infringement or unlawful use of any patent, trademark, copyright, or other proprietary right is pending or, to Winsonic’s or Shareholder’s knowledge, threatened; nor is there any basis for any such litigation or proceeding.

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(d)  To the best of Winsonic’s or Shareholder’s knowledge, no officer, director, member, employee, or consultant of Winsonic or any of its Subsidiaries is presently obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his or her agreements and obligations to use his or her best efforts to promote the interests of Winsonic or any of its Subsidiaries, (ii) conflicts or may conflict with the business or operations of Winsonic or any of its Subsidiaries as presently conducted or as proposed to be conducted, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to Winsonic or any of its Subsidiaries.

§ 2.18  Insurance

Section 2.18 of the Winsonic Disclosure Schedule lists the policies of theft, fire, liability, worker’s compensation, life, property and casualty, directors’ and officers’, medical malpractice, and other insurance owned or held by Winsonic and each of its Subsidiaries and the basis on which such policies provide coverage (i.e., an incurrence or claims-made basis). All such policies are, and at all times since the respective dates set forth in Section 2.18 of the Winsonic Disclosure Schedule, have been, in full force and effect, are sufficient for compliance in all respects by Winsonic and each of its Subsidiaries with all requirements of law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Section 2.18 of the Winsonic Disclosure Schedule, and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby.

§ 2.19  Governmental and Other Third-Party Consents

No consent, approval, or authorization of, or registration, designation, declaration, or filing with, any governmental authority, federal or other, or any other person is required on the part of Winsonic or any of its Subsidiaries in connection with Winsonic’s execution, delivery, or performance of this Agreement or Winsonic’s consummation of the transactions contemplated hereby or thereby, or the continued conduct of the present business of the Surviving Corporation and each of its Subsidiaries after the Closing Date.

§ 2.20  Employment of Officers, Employees

Section 2.20 of the Winsonic Disclosure Schedule set forth those persons who served as chief executive officer during Winsonic’s 2003 fiscal year and each of Winsonic’s other executive officers who earned (or accrued) compensation in excess of $100,000 during the year ended December 31, 2003.

§ 2.21  Compliance with Other Instruments, Laws, Etc.

Winsonic and each of its Subsidiaries has complied with, and is in compliance with, (i) all laws, statutes, governmental regulations, judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, and similar commands applicable to it and its business, and all unwaived terms and provisions of all agreements, instruments, and commitments to which it is a party or to which it or any of its assets or properties is subject, except for any non compliances that, both individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) its charter documents and by-laws, or certificate of formation or organization and operating agreement, as the case may be, each as amended to date. Neither Winsonic, nor any of its Subsidiaries, has committed, been charged with, or, to Winsonic’s or Shareholder’s knowledge, been under investigation with respect to, nor does there exist, any violation by Winsonic or any of its Subsidiaries of any provision of any federal, state, or local law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Winsonic and each of its Subsidiaries has and maintains, and Section 2.21 of the Winsonic Disclosure Schedule sets forth a complete and correct list of, all such licenses, permits, and other authorizations from all such governmental authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, except for any such licenses, permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and all of which (except as specifically described in Section 2.21 of the Winsonic Disclosure Schedule) are in full force and effect in all material respects, and true and complete copies of all of which have been delivered to the Parent and Merger Sub.

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§ 2.22  Compliance with Securities Laws

Neither Shareholder nor Winsonic, nor any of its Subsidiaries, nor anyone acting on behalf of any of them, will hereafter offer to sell, solicit offers to buy, or sell any securities of Winsonic or any of its Subsidiaries so as to subject the offer, issuance, and sale of the Parent Common Stock to the registration requirements of the Securities Act.

§ 2.23  Questionable Payments

Neither Winsonic, nor any of its Subsidiaries, has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. To Winsonic’s or Shareholder’s knowledge, there is not now, and there has never been, any employment by Winsonic or any of its Subsidiaries of, or beneficial ownership in Winsonic or any of its Subsidiaries by, any governmental or political official in any country in the world.

§ 2.24  Brokers

No finder, broker, agent, or other intermediary has acted for or on behalf of Winsonic or any of its Subsidiaries in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by Winsonic or any of its Subsidiaries to any such person in connection with such transactions.

§ 2.25  Investment Representations

Shareholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, is acquiring the shares of Parent Common Stock for his own account, with the present intention of holding such shares for investment and not with the present intention of participating, directly or indirectly, in any resale or distribution of the shares. Shareholder is not a “dealer” of securities (as that term in defined in the Securities Act). Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Shareholder’s financial condition is such that it is able to bear all economic risks of investment in the Parent Common Stock, including a complete loss of its investment therein. Parent and Merger Sub have provided Shareholder with adequate access to financial and other information concerning Parent and Merger Sub as requested, and Shareholder has had the opportunity to ask questions of and receive answers from Parent and Merger Sub concerning the transactions contemplated by this Agreement and to obtain therefrom any additional information necessary to make an informed decision regarding an investment in Parent and Merger Sub. Shareholder is aware that the Parent Common Stock will not be registered under the Securities Act, and that neither the Parent Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless such transaction or transactions is the Parent Common Stock is or are registered under the Securities Act or qualify for an exemption under the Securities Act.

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§ 2.26  Disclosure

No representation or warranty by Winsonic or Shareholder in this Agreement or the Winsonic Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not false or misleading. There is no fact or circumstance relating specifically to the business or condition of Winsonic or any of its Subsidiaries, other than such facts and circumstances as are generally understood to affect Winsonic’s industry, that could reasonably be expected to result in a Material Adverse Effect that is not disclosed in the Winsonic Disclosure Schedule.

Article III.
Indemnification

§ 3.01  Indemnity Against Liabilities

Winsonic and Shareholder agree to jointly and severally indemnify and hold harmless Parent, Merger Sub and the Surviving Corporation, and their respective officers, directors, employees and shareholders (“Indemnitees”) against and in respect of any and all:

(i)	Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon (A) any breach of any representation, warranty, covenant, or agreement of Winsonic or Shareholder contained in this Agreement, (B) any obligation or liability of any nature, accrued or contingent, of Winsonic or any of its Subsidiaries not specifically disclosed to the Parent and Merger Sub in accordance with this Agreement;

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(ii)	Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the conduct of the business of Winsonic or any of its Subsidiaries prior to the Closing;

(iii)	Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the relationship between Winsonic or any of its Subsidiaries and any of their shareholders, members, investors, agents, employees, officers, directors, representatives or associates or arising out of or based upon any agreements or negotiations between any such parties; and

(iv)	Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the failure of Winsonic or any of its Subsidiaries to obtain the consent of any Person whose consent is required to effectuate the Surviving Corporation’s right to any of Winsonic’s or any of its Subsidiaries’ assets under the terms existing prior to the Merger.

§ 3.02  Indemnification Procedure

All claims by any Indemnitee under this Article III shall be asserted and resolved as follows:

(a)  Notice of Claims. In the event that (i) any claim, suit, action, proceeding (formal or informal) or investigation is asserted or instituted by any Person other than the parties to this Agreement which could give rise to any judgment, deficiency, damages, settlement or liability for which Winsonic and/or Shareholder could be liable to an Indemnitee under this Agreement (such claim, suit, action, proceeding (formal or informal) or investigation, a “Third Party Claim”) or (ii) any Indemnitee under this Agreement shall have a claim to be indemnified by Winsonic and/or Shareholder under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnitee shall with reasonable promptness send to Winsonic and Shareholder a written notice specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim) (a “Claim Notice”), provided that a delay in notifying Winsonic and/or Shareholder shall not relieve either of them of their obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the losses for which Winsonic and/or Shareholder is obligated to be greater than such losses would have been had the Indemnitee given proper notice.

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(b)  Third Party Claims. In the event of a Third Party Claim, Winsonic and Shareholder shall be entitled to appoint counsel of their choice at their expense to represent the Indemnitee and any others Winsonic and Shareholder may reasonably designate in connection with such Third Party Claim (in which case neither Winsonic nor Shareholder shall thereafter be responsible for the fees and expenses of any separate counsel retained by Indemnitee except as set forth below); provided that such counsel is reasonably acceptable to the Indemnitee. Notwithstanding Winsonic’s and Shareholder’s election to appoint counsel to represent an Indemnitee in connection with a Third Party Claim, an Indemnitee shall have the right to employ separate counsel, and Winsonic and Shareholder shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by Winsonic and Shareholder to represent the Indemnitee would present such counsel with a conflict of interest or (ii) Winsonic and Shareholder shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such Third Party Claim. If requested by Winsonic and Shareholder, the Indemnitee agrees to cooperate with Winsonic and Shareholder and their counsel in contesting any Third Party Claim which Winsonic and Shareholder defend, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.

(c)  Settlement of Claims. Winsonic and Shareholder shall not, without the written consent of the Indemnitee (which consent shall not be unreasonably withheld), (i) settle or compromise any Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Claim of all Indemnitees affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnitee other than financial obligations for which such Indemnitee will be indemnified hereunder. No Claim which is being defended in good faith by Winsonic and Shareholder in accordance with the terms of this Agreement shall be settled or compromised by the Indemnitee without the written consent of Winsonic and Shareholder (which consent shall not be unreasonably withheld).

(d)  Direct Claims. In the event of a Direct Claim, Winsonic and Shareholder shall notify the Indemnitee within thirty (30) business days of receipt of a Claim Notice whether or not Winsonic and Shareholder dispute such claim.

(e)  Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of Winsonic and Shareholder, each Indemnitee shall grant Winsonic and Shareholder and its representatives all reasonable access to the books, records and properties of such Indemnitee to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnitee. Winsonic and Shareholder will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnitee’s representatives (except as may be required by applicable law) any information obtained pursuant to this Section 3.02(e) which is designated as confidential by an Indemnitee.

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§ 3.03  Survival

All representations, warranties, covenants and obligations in this Agreement, the Winsonic Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Merger. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Article IV.
Conditions to Obligations of the Parent and Merger Sub

The respective obligations of the Parent and Merger Sub under this Agreement are subject, at their option, to the following conditions:

§ 4.01  Accuracy of Representations and Warranties and Compliance With Conditions

(a)  All representations and warranties of Winsonic and Shareholder set forth in this Agreement, the Winsonic Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language and regardless of knowledge or lack thereof on the part of Winsonic or Shareholder or changes beyond the control of either or both of them;

(b)  As of the Closing, Winsonic and Shareholder shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by either of them at or before such time by this Agreement; and

(c)  The Parent and Merger Sub shall have received a certificate confirming the foregoing, substantially in the form of Exhibit B annexed hereto, signed by Johnson in his capacity as the Chairman of Winsonic and dated the date of the Closing.

§ 4.02  Certificate of Parent’s Principal Independent Auditing Firm

Winsonic shall have delivered to Parent and Merger Sub a certificate from Chavez & Koch, Business Consultants and CPA’s, Ltd., Parent’s Principal Independent Auditing Firm, dated as of the Closing Date, addressed to, Parent and Merger Sub, substantially in the form of Exhibit C annexed hereto, stating, on the basis of procedures and an examination made in accordance with generally accepted auditing standards, that:

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(a)  There has been no change in the capital stock of Winsonic or any of its Subsidiaries as of a specified date not more than five business days prior to the date of such certificate as compared with the amounts shown in the Financial Statements; and

(b)  There has been no decrease in gross revenue during the period from May 31, 2004 to a specified date not more than five business days prior to the date of such letter, as compared with the corresponding the period in the year prior to the period ended May 31, 2004.

§ 4.03  Other Closing Documents

Winsonic shall have delivered to the Parent and Merger Sub at or prior to the Closing such other documents (including certificates of officers of Winsonic) as they may reasonably request in order to enable them to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 4.04  Review of Proceedings

All actions, proceedings, instruments, and documents required to carry out this Agreement, the Winsonic Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement or incidental to any of them and all other related legal matters shall be subject to the reasonable approval of Snow Becker Krauss P.C., counsel to Parent and Merger Sub, and Winsonic and Shareholder shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

§ 4.05  No Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 4.06  No Governmental Action

There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Parent, is reasonably likely to: (a) make any of the transactions contemplated by this Agreement illegal; (b) result in a delay in the consummation of any of the transactions contemplated by this Agreement; (c) require the divestiture by the Parent or the Surviving Corporation of a material portion of the business of either of them or any of their respective subsidiaries; (d) impose material limitations on the ability of the Surviving Corporation effectively to exercise full rights of ownership with respect to the properties and assets of Winsonic; or (e) otherwise prohibit, restrict or delay consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Parent, Merger Sub and the Surviving Corporation of the transactions contemplated by this Agreement.

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§ 4.07  Inventory

An itemized inventory shall have been prepared on the Closing Date based upon physical observation by a representative of the Parent and a representative of Winsonic.

§ 4.08  Consents

Winsonic and each of its Subsidiaries shall have obtained at or prior to the Closing Date all Required Consents.

§ 4.09  Other Agreements

Any and all agreements to be executed after this Agreement is executed but before the Closing Date shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until immediately after the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

§ 4.10  Personnel

The individuals set forth on Section 2.15(a) of the Winsonic Disclosure Schedule and designated by Parent to become employees of the Parent or the Surviving Corporation shall at the Closing Date be actively engaged in the performance of their existing duties for Winsonic and/or its Subsidiaries, as the case may be, and shall not have evidenced any intention not to continue employment subsequent to the Closing Date.

§ 4.11  Releases

The Parent shall have received at or prior to the Closing Date from each person who is, who before the Closing Date becomes, or who at any time between that date which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, an officer, director or shareholder of Winsonic or any of its Subsidiaries, a general release, dated the date of the Closing Date, substantially in the form of Exhibit D annexed hereto.

§ 4.12  Restrictive Covenants Agreement of Johnson

Johnson shall have executed and delivered a Restrictive Covenants Agreement substantially in the form of Exhibit E annexed hereto.

§ 4.13  Employment Agreement of Johnson

Johnson shall have executed and delivered an Employment Agreement substantially in the form of Exhibit F annexed hereto.

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§ 4.14  Assumption of Liabilities Agreement of Johnson

Johnson shall have executed and delivered an Assumption of Liabilities and Escrow Agreement substantially in the form of Exhibit G annexed hereto.

§ 4.15  Corporate Records

Parent shall have received at or prior to the Closing Date the original corporate minute book, stock ledger, stock certificate book, corporate seal and other related corporate records and documents of Winsonic and each of its Subsidiaries, along with the signed resignation, effective as of the Closing Date, of the officers and directors of each of them. In addition, Parent shall have received signed bank and financial institution signature cards substituting the existing signatories with the newly appointed signatories authorized by Parent on all bank and financial institution accounts of Winsonic and each of its Subsidiaries. Parent shall also have received all keys to the leased premises of Winsonic and each of its Subsidiaries and physical control and custody of all of the business assets and property of Winsonic and each of its Subsidiaries.

§ 4.16  Shareholder Approval

Shareholder shall have approved of this Agreement, the Merger and the Plan of Reorganization and such approval shall not have been revoked, modified or superseded in any way and shall remain in full force and effect on the Closing Date.

§ 4.17  Opinion of Counsel

On the Closing Date, Parent and Merger Sub shall have received an opinion of counsel for Winsonic and Johnson, addressed to Parent and Merger Sub and dated the Closing Date, in form of Exhibit H annexed hereto.

Article V.
Conditions to Obligations of Winsonic and Shareholder

The respective obligations of Winsonic and Shareholder under this Agreement are subject, at the option of Winsonic and Shareholder, to the following conditions:

§ 5.01  Accuracy of Representations and Compliance with Conditions

All representations and warranties of Parent contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language and regardless of knowledge or lack thereof on the part of Parent or changes beyond its control; as of the Closing Date, Parent shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

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§ 5.02  Other Closing Documents

Parent shall have delivered to Winsonic or Shareholder at or prior to the Closing Date such other documents as Winsonic or Shareholder may reasonably request in order to enable Winsonic and Shareholder to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 5.03  No Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 5.04  Other Agreements

Any and all agreements to be executed after this Agreement is executed but before the Closing Date shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until immediately after the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

Article VI.
Covenants

Winsonic and Shareholder covenant and agree as follows:

§ 6.01  Winsonic and its Subsidiaries

Winsonic and its Subsidiaries will afford, and Shareholder will cause them to afford, the officers, employees, counsel, agents, accountants, and other representatives of Parent, Merger Sub, and lenders, investors, and prospective lenders and investors free, full and unfettered access to the plants, properties, books, and records of Winsonic and its Subsidiaries, will permit any of them to make extracts from and copies of such books and records, and will from time to time furnish any of them with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Winsonic and its Subsidiaries as they from time to time may request.

§ 6.02  Conduct of Business

Winsonic and its Subsidiaries will conduct their affairs, and Shareholder will cause Winsonic and its Subsidiaries to conduct their affairs, so that at the Closing Date no representation or warranty of Winsonic or Shareholder will be inaccurate, no covenant or agreement of Winsonic or Shareholder will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Winsonic or any of its Subsidiaries or Shareholder. Until the Closing Date or the earlier rightful termination of this Agreement, Winsonic and its Subsidiaries will use, and Shareholder will cause Winsonic and its Subsidiaries to use, their best efforts to preserve the business of Winsonic and its Subsidiaries intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Winsonic and its Subsidiaries, and to preserve the goodwill of their suppliers, customers, and others having business relations with any of them. Until the Closing Date or earlier rightful termination of this Agreement, Winsonic and its Subsidiaries will conduct, and Shareholder will cause Winsonic and its Subsidiaries to conduct, their business and operations in all respects only in the ordinary course and in accordance with past practice.

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§ 6.03  Advice of Changes

Until the Closing Date or the earlier rightful termination of this Agreement, Winsonic and Shareholder will immediately advise Parent and Merger Sub in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, the Winsonic Disclosure Schedule or an exhibit hereto, which (if existing and known at any time prior to or at the Closing Date) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing Date) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

§ 6.04  Other Proposals

Until the Closing Date or earlier rightful termination of this Agreement, neither Winsonic nor Shareholder shall, nor shall either of them authorize or permit any employee, counsel, agent, investment banker, accountant, or other representative of any of them or any officer or director of Winsonic or any of its Subsidiaries, to, directly or indirectly: (a) initiate contact with any Person in an effort to solicit any Purchase Proposal (as hereinafter defined); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of Winsonic and its Subsidiaries to, any Person in connection with any Purchase Proposal; (c) negotiate with any Person with respect to any Purchase Proposal; or (d) enter into any agreement or understanding with the intent to effect a Purchase Proposal. Winsonic and Shareholder will immediately give written notice to Parent and Merger Sub of the details of any Purchase Proposal of which any of them becomes aware.

For the purposes of this Agreement, the term “Purchase Proposal” shall mean any proposal, other than one contemplated by this Agreement, (i) for a merger, consolidation, reorganization, or other business combination involving Winsonic or any of its Subsidiaries, (ii) for the acquisition of any interest in the equity of Winsonic or any of its Subsidiaries, (iii) for the acquisition of the right to cast any votes on any matter with respect to Winsonic or any of its Subsidiaries, (iv) for the acquisition of a substantial portion of any of their respective assets other than in the ordinary course of their respective businesses or (v) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Parent, Merger Sub or the Surviving Corporation of the Merger.

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§ 6.05  Voting by Shareholder

It is agreed and understood that until the Closing Date or earlier rightful termination of this Agreement, the Shareholder shall not vote his share in Winsonic for:

(a)  Any merger, consolidation, reorganization, or other business combination involving Winsonic or any of its Subsidiaries, except as contemplated by this Agreement;

(b)  Any sale, lease, exchange or disposition of assets of Winsonic or any of its Subsidiaries, except as contemplated by this Agreement;

(c)  Any issuance of any corporate interests of Winsonic or any of its Subsidiaries, any option, warrant, or other right calling for the issuance of any such interest, or any security convertible into or exchangeable for any such interest;

(d)  Any authorization of any class of capital stock of Winsonic or any of its Subsidiaries;

(e)  The amendment of the certificate of incorporation (or other organizational document) of Winsonic or any of its Subsidiaries; or

(f)  Any proposition the effect of which may be to inhibit, restrict, or delay the consummation of the Merger or any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Parent, Merger Sub or the Surviving Corporation of the transactions contemplated by this Agreement.

Article VII.
Status of Schedules and Exhibits as of Signature Date

§ 7.01	(a)The parties each acknowledge and agree that as of the date this Agreement is executed and delivered, none of the Schedules or Exhibits to this Agreement have been prepared, delivered, reviewed or approved by the parties or their respective counsel. In addition to and without in any way limiting any other express or implied condition precedent to the obligations of any party under this Agreement, the obligations of the parties under this Agreement are hereby made subject to and contingent upon the following:

(i)	The preparation, delivery and approval by the parties of all of the Schedules described in this Agreement;

(ii)	The preparation, delivery and approval by the parties of all of the Exhibits to this Agreement; and

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(iii)	All other express and implied conditions precedent to the obligations of the parties under this Agreement shall have been satisfied or waived at or prior to the Closing.

(b)	In addition, notwithstanding any other term, condition, covenant or provision of this Agreement or of any other agreement, the parties have not made, and shall not be deemed to have made by their execution and delivery of this Agreement, any representation or warranty with respect to any:

(iv)	Schedule described in this Agreement;

(v)	Exhibit to this Agreement;

(vi)	Document or state of facts pertaining to any Schedule or Exhibit to this Agreement; or

(vii)	The intended contents to any document or state of facts pertaining to any Schedule or Exhibit to this Agreement.

Any representations or warranties with respect to those matters or items shall be made (unless waived or amended) only as of the Closing Date, and only with respect to the Schedules and Exhibits attached to this Agreement as of the Closing Date.

Article VIII.
Miscellaneous

§ 8.01  Termination

This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Closing Date:

(a)  by written mutual consent of Parent and Winsonic;

(b)  by either Parent or Winsonic if the Merger has not been effected on or before the 60th day following the effective date of execution of this Agreement first set forth above;

(c)  by either Parent or Winsonic if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Merger or the other transactions contemplated hereby shall have been entered; or

(d)  by Parent if (i) since the date of this Agreement there has been a change in the business operations or financial condition of Winsonic that could be expected to have a Material Adverse Effect; (ii) there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by Winsonic or Shareholder, which breach has not been cured within ten (10) business days following receipt by Winsonic or Shareholder, as the case may be, of notice of such breach; of (iii) Parent reasonably determines, upon advice from its principal independent auditing firm and legal counsel, that the Financial Statements cannot be audited in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission applicable to Parent (including the due date for the filing of any reports pursuant thereto) or that such an audit would entail unreasonable effort or expense.

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§ 8.02  Certain Definitions

Any capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in Exhibit I annexed hereto.

§ 8.03  Further Actions

At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

§ 8.04  Availability of Equitable Remedies

Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

§ 8.05  Modification

This Agreement, the Winsonic Disclosure Schedule, and the Schedules and Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party. Any prior written agreements or forms executed by the parties are hereby repudiated and declared void ab initio.

§ 8.06  Notices

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier (“Courier”) or if personally delivered to, or if sent by fax with the original thereof sent by Courier to:

If to the Parent or Merger Sub:

Media and Entertainment.com, Inc.
10120 S. Eastern Avenue
Suite 200
Las Vegas, Nevada 89052

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Attention: Mr. Jon J. Jannotta
Facsimile: (702) 492-1262

With a copy to:

Robinson & Cole LLP
885 Third Avenue
28th Floor
New York, New York 10022-4835
Attention: Elliot H. Lutzker, Esq.
Facsimile: (212) 451-2999

If to Winsonic or Shareholder:

Winsonic Holdings, Ltd.
200 Galleria Parkway
Suite 1200
Atlanta, Georgia 30339
Attention: Winston D. Johnson
Facsimile: (678) 385-1977

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, Courier delivery or personal delivery or, in the case of fax delivery, upon the date of fax receipt provided that the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

§ 8.07  Waiver

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by or on behalf of the waiving party.

§ 8.08  Joint and Several Obligations

The representations, warranties, covenants, and agreements of Winsonic and Shareholder in this Agreement are joint and several.

§ 8.09  Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Indemnitees and their respective successors, assigns, heirs, and personal representatives.

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§ 8.10  No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 7.09).

§ 8.11  Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

§ 8.12  Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

§ 8.13  Governing Law; Jurisdiction; Venue

This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without reference to its principles of conflicts of laws. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in New York County, New York, for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, irrevocably waives the defense of an inconvenient forum with respect thereto, and agrees not to commence any such claim or action other than in the above-named courts.

§ 8.14  Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.

PARENT: Media and Entertainment.com, Inc. By: Jon J. Jannotta President	WINSONIC: Winsonic Holdings, Ltd. By: Winston D. Johnson Chairman of the Board, President and Chief Executive Officer

MERGER SUB: WINSONIC ACQUISITION SUB, INC. By: Jon J. Jannotta President	SHAREHOLDER: Winston D. Johnson

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Exhibit A

CORPORATIONS CODE
SECTION 1300-1313

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

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(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

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1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

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(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

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(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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EXHIBIT B

BRING DOWN CERTIFICATE

The undersigned hereby certifies the following:

1.    The representations and warranties of Winsonic and Shareholder set forth in Article 2 of the Agreement and Plan of Reorganization dated July 16, 2004 by and among Media and Entertainment.com, Inc., Winsonic Acquisition Sub, Inc., Winsonic Holdings, LTD. and Winston D. Johnson (the “Agreement”) are accurate when made and are accurate as of the Closing (capitalized terms used herein not otherwise defined shall have the meaning in the Agreement) as though such representations and warranties were then made in exactly the same language and regardless of knowledge or lack thereof on the part of Winsonic or Shareholder or changes beyond the control of either or both of them; and

2.    As of the Closing, Winsonic and Shareholder have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by either of them at or before such time by the Agreement.

IN WITNESS WHEREOF, this Bring Down Certificate was executed effective as of the ___ day of September 2004.

WINSONIC HOLDINGS, LTD.

By:
Title: Chairman

Winston D. Johnson, Shareholder

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EXHIBIT C

CERTIFICATE OF PRINCIPAL INDEPENDENT AUDITING FIRM

Media and Entertainment.com, Inc.
Winsonic Acquisition Sub, Inc.
10120 S. Eastern Avenue, Suite 200
Las Vegas, Nevada 89052

The undersigned hereby certifies on the basis of procedures and an examination made in accordance with generally acceptable auditing standards the following:

1.  There has been no change in the capital stock of Winsonic or any of its Subsidiaries (capitalized terms used herein not otherwise defined shall have the meaning given in a certain Agreement and Plan of Reorganization, dated July 16, 2004, by and among Media and Entertainment.com, Inc., Winsonic Acquisition Sub, Inc., Winsonic Holdings, LTD. and Winston D. Johnson) as of September ___, 2004, as compared with the amounts shown in the Financial Statements.

2.  There has been no decrease in gross revenue during the period from May 31, 2004 to September      , 2004, as compared with the corresponding period in the year prior to the period ended May 31, 2004.

IN WITNESS WHEREOF, this Certificate of Principal Independent Auditing Firm was executed effective as of the ____ day of September 2004.

CHAVEZ & KOCH, BUSINESS CONSULTANTS AND CPA’S, LTD.

By:
Title:

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EXHIBIT D

GENERAL RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN,

GREETING: Know Ye, That WINSTON D. JOHNSON (“Releasor”), for and in consideration of the sum of One Dollar ($1.00) lawful Money of the United States of America and other good and valuable consideration, paid to the Releasor by MEDIA AND ENTERTAINMENT.COM, INC. (hereinafter designated as the “Releasee”), the receipt whereof is hereby acknowledged, remised, released and forever discharged by Releasor, and by these Presents Releasor does remise, release and forever discharge the said Releasee of and from all debts, obligations, reckonings, promises, covenants, agreements, contracts, endorsements, bonds, specialties, controversies, suits, actions, causes of actions, trespasses, variances, judgments, extents, executions, damages, claims or demands, in law or in equity, which against the said Releasee, the Releasor ever had, now has or hereafter can, shall, or may have, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of these Presents.

Wherever in this instrument any party shall be designated or referred to by name or general reference, such designation is intended to and shall have the same effect as if the words, "heirs, executors, administrators, personal or legal representatives, successors and assigns" had been inserted after such designation and all the terms, covenants and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto, and their heirs, executors, administrators, personal or legal representatives, successors and assigns, respectively.

In all references herein to any parties, entities or corporations the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.

Releasor and Releasee hereby attest that they have had the opportunity to consult an attorney, and that they have indeed consulted an attorney, regarding the execution of this General Release, and that they are executing this document of their own free will and without duress or undue influence on the part of the Releasor, the Releasee, or any other person or entity.

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IN WITNESS WHEREOF, the said Releasor has signed this General Release this ______ day of August, 2004.

__________________________

Winston D. Johnson, as Releasor

STATE OF [____________]      :

    :  ss.     August , 2004

COUNTY OF  [___________]     :

Personally appeared , signer and sealer of the foregoing Instrument, and acknowledged the same to be his free act and deed before me.

__________________________________
Notary Public
My Commission Expires:

IN WITNESS WHEREOF, the said Releasee has signed this General Release this ______ day of August, 2004.

MEDIA AND ENTERTAINMENT.COM, INC.

By:__________________________
Title:

STATE OF NEVADA        :

              :  ss. August , 2004

COUNTY OF [______]         :

Personally appeared , signer and sealer of the foregoing Instrument, and acknowledged the same to be his free act and deed before me.

__________________________________
Notary Public
My Commission Expires: